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                        Consent of Independent Auditors


The Board of Directors
Roper Industries, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-71094 and 333-35672) on Form S-8 of Roper Industries, Inc. of our report dated April 19, 1999 relating to the statement of net assets available for benefits of the Roper Industries, Inc. Employees' Retirement Savings 003 Plan as of December 31, 1998 and the related statement of changes in net assets available for benefits for the year ended December 31, 1998, which report appears in the December 31, 1999 Annual Report on Form 11-K of Roper Industries, Inc. Employees' Retirement Savings 003 Plan.

                                              KPMG LLP

Atlanta, Georgia
June 23, 2000

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